Exhibit 99.1

FiscalNote, A Leading AI-Driven Enterprise SaaS Company that Delivers Legal and Regulatory
Data and Insights, Announces Plans to Become Publicly Traded on Nasdaq Via Merger with
Duddell Street Acquisition Corp.

•	With its mission to connect the world to their governments, FiscalNote is a legal data and analytics company that provides more than 3,000 global subscription customers – including nearly half the Fortune 100 and hundreds of government contracts – with a robust technology platform that collects and analyzes vast amounts of publicly available government information to enable better navigation of uncertainty, opportunity, and risk in an increasingly complex geopolitical world

•	Transaction values FiscalNote at a pro forma market capitalization of approximately $1.3 billion, representing a multiple of approximately 6.9x enterprise value to 2022E pro forma revenue

•	Transaction includes a fully committed $100 million PIPE, anchored by Maso Capital, an affiliate of the Sponsor, as well as participation from leading global institutional investors

•	Maso Capital will fully backstop any redemptions of the Duddell Street trust account for the entire $175 million which combined with the PIPE will provide $275 million of gross proceeds to the combined company, significantly above the minimum cash condition, enhancing closing certainty for the transaction

•	Existing FiscalNote shareholders -- including technology entrepreneurs Mark Cuban, Jerry Yang, and Steve Case; venture capital investors Green Visor Capital, New Enterprise Associates (NEA), and Winklevoss Capital; and strategic investors S&P Global (NYSE: SPGI) -- will roll 100% of their equity interests and retain approximately 76% ownership of the listed company

•	Supported by a network of global advisors and investors spanning industry and government, including Adrian Fenty (former mayor of Washington, DC), Carlos Gutierrez (former CEO of Kellogg & former U.S. Secretary of Commerce), Dr. Glenn Hubbard (former Chair, White House Council of Economic Advisors), Gen. Stanley McChrystal (ret.), Tom Monahan (former CEO of CEB), Dr. Jean Rogers (founder and former CEO of SASB), Alec Ross (former Senior Advisor for Innovation to Secretary of State Clinton), Kevin Rudd (former Prime Minister of Australia), Joe Saunders (former CEO of Visa), and Katharine Weymouth (former Publisher of The Washington Post)

•	Upon completion of the transaction, FiscalNote Co-founder and CEO Tim Hwang, 29, to become youngest Asian-American Founder/CEO on a major U.S. stock exchange

WASHINGTON, D.C. – November 08, 2021 – FiscalNote Holdings, Inc., a leading AI-driven enterprise SaaS company that delivers legal and regulatory data and insights, and Duddell Street Acquisition Corp. (Nasdaq: DSAC), a publicly traded special purpose acquisition company, announced today that they have entered into a definitive business combination agreement that will result in FiscalNote becoming a publicly listed company with a pro forma market capitalization of approximately $1.3 billion. Upon closing, the combined company will operate under the FiscalNote name and trade on the Nasdaq under the ticker symbol “NOTE”.

With global CEOs and organizations facing increasing regulatory pressure, FiscalNote provides key insights and data on government activity and impact by leveraging proprietary artificial intelligence, machine learning, and other advanced technologies embedded in its workflow software to collect and analyze global legislative, regulatory, and geopolitical data for clients around the world. Today’s information-overloaded world makes it challenging for teams to quickly identify, track, and report relevant policy and regulatory updates efficiently as critical risks and opportunities develop.

“When we founded FiscalNote in 2013, we set out to build a category creating technology company that would change the way organizations understand and act on the legal, policy, and regulatory issues that mattered most to them,” said FiscalNote Co-founder and CEO, Tim Hwang.

“Legal and geopolitical issues have become even more inextricably linked to markets, and it is crucial that organizations have access to key information about the actions of regulators and policymakers to proactively navigate and manage the volume and velocity of regulatory change that will impact them. We look forward to this transaction accelerating our efforts in both U.S. and global markets to build additional data feeds and software to provide further transparency to the regulated sectors of the future, especially as wide-ranging and complex regulatory issues emerge in areas such as cryptocurrencies, the gig economy, cannabis, autonomous and electric vehicles, online sports betting, ESG, and other sectors that are changing the landscape for how companies around the world operate.”

FiscalNote has more than 3,000 subscription customers across a diverse range of blue-chip global enterprises, small and medium-sized businesses (SMBs), non-profits, and the public sector, including 3M, AstraZeneca, Blackstone, FedEx, Lyft, Microsoft, National Association of Realtors, Nestlé, Netflix, Northrop Grumman, Peloton, Tesla, Uber, Zillow, the White House, the United States Congress, the United States Supreme Court, and major US federal agencies such as the Department of Defense, CDC, NIH, and the Federal Reserve.

FiscalNote’s user-friendly cloud based software and information feeds—which leverage patented artificial intelligence capabilities to collect and analyze vast amounts of legislative and regulatory data from international, federal, state, and municipal governments—power a clear value proposition for government agencies seeking information to help with initiatives such as securing budgets and supporting diplomacy, enterprises seeking to navigate increasingly complex regulatory issues such as ESG and data privacy, and non-profits and K Street seeking to advocate on behalf of their interests to elected officials. FiscalNote’s automated technology enables its data and information to be sold on a subscription basis to multiple customers, supporting high profit margins over time.

The total addressable market of legal and regulatory information solutions globally was approximately $37 billion in 2020, according to Outsell, a leading research and advisory firm. The market is driven by strong structural tailwinds, including the proliferation of regulatory complexity, demand for workflow efficiency and automation, need for aggregation and standardization, and the democratization of analytical capabilities in law.

“FiscalNote is a category creator led by a visionary and experienced leadership team poised to scale with multiple organic and inorganic growth vectors. Access to public markets will lower the company’s cost of capital and accelerate its ability to drive innovation, as well as execute strategically attractive and value accretive M&A.” said Manoj Jain, CEO of Duddell Street Acquisition Corp., and Co-Chief Investment Officer of Maso Capital. “We believe this merger is highly compelling and asymmetric, driven by a clear path to profitability with an anticipated 15-20% organic revenue growth rate, 80% gross margins, and 90% recurring revenue model. With a strong track record of value creation through acquisitions and M&A integration, we are confident FiscalNote will be further positioned to disrupt, consolidate, and provide transformative technology applications to the LegalTech sector. In today’s digitized world, insights drawn from data collection, aggregation, and analysis are significant and strategically valuable.”

FiscalNote is one of the largest technology companies headquartered in Washington, D.C. with operations in eight countries and approximately 650 employees globally.

Transaction Overview

The transaction implies a pro forma market capitalization of approximately $1.3 billion for the combined company, representing a multiple of approximately 6.9x enterprise value to 2022E pro forma revenue. Current FiscalNote equity holders will roll 100% of their equity interests into the combined company and will retain approximately 76% ownership.

Existing FiscalNote equity holders will be under a lock-up of at least six months from the closing of the transaction and have the potential to receive an earnout of additional shares of common stock of the combined company if certain stock price targets are met as set forth in the definitive business combination agreement.

Concurrently with the consummation of the proposed business combination, investors, anchored by Maso Capital, have committed to purchase $100 million of common stock of the combined company in a fully committed private placement at $10.00 per share. Upon closing, the transaction will provide approximately $275 million of gross proceeds to the combined company, comprised of approximately $175 million of cash held in the trust account of Duddell Street, with redemptions of the trust account backstopped by Maso Capital, and $100 million in the fully committed PIPE, with participation from leading global institutional investors. Gross proceeds are expected to far exceed the minimum cash condition of $190 million as set forth in the definitive business combination agreement.

The proceeds from the transaction will further strengthen FiscalNote’s ability to execute on significant near-term organic and inorganic growth opportunities globally as it continues to develop and deliver products to serve the regulated industries of the future.

The Boards of Directors of both FiscalNote and Duddell Street have each unanimously approved the proposed business combination, which is expected to be completed in the first quarter of 2022, subject to, among other things, the approval of the business combination by Duddell Street’s and FiscalNote’s shareholders, the concurrent PIPE transaction, satisfaction of the conditions stated in the definitive business combination agreement and other customary closing conditions, including that the U.S. Securities and Exchange Commission (the “SEC”) completes its review of the registration statement on Form S-4 and the proxy statement/prospectus that Duddell Street will file with the SEC, the receipt of certain regulatory approvals, and approval by The Nasdaq Stock Market to list the securities of the combined company.

Advisors

J.P. Morgan acted as financial advisor to FiscalNote. Citi and BTIG, LLC acted as capital markets advisors to Duddell Street. Citi and J.P. Morgan served as joint placement agents for the PIPE financing. Davis Polk & Wardwell LLP is serving as legal advisor to Duddell Street while Paul Hastings LLP is serving as legal advisor to FiscalNote. Shearman & Sterling LLP is serving as legal advisor to Citi and J.P. Morgan.

Investor Presentation

FiscalNote and Duddell Street have posted an investor presentation that can be accessed here.

A copy of the investor presentation as narrated by management can be found here: http://www.netroadshow.com/nrs/home/#!/?show=cbb84d80.

Duddell Street will file a Current Report on Form 8-K, which includes a copy of the business combination agreement and the investor presentation, with the Securities and Exchange Commission and is available at www.sec.gov.

About FiscalNote

FiscalNote is a leading global technology provider of legal and policy data and insights. By combining AI capabilities, expert analysis, and legislative, regulatory, and geopolitical data, FiscalNote is reinventing the way that organizations minimize risk and capitalize on opportunity.

Home to CQ, Roll Call, Oxford Analytica, and VoterVoice, FiscalNote empowers clients worldwide to monitor, manage, and act on the issues that matter most to them. To learn more about FiscalNote and its family of brands, visit FiscalNote.com and follow @FiscalNote.

About Duddell Street Acquisition Corp.

Duddell Street Acquisition Corp. was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Duddell Street is sponsored by Hong Kong-based hedge fund Maso Capital. Since inception, Maso Capital has invested in more than one thousand companies and situations across multiple sectors and geographies. Leveraging its stature and reputation in Hong Kong and its experienced investment team, Maso Capital has had investments in a number of TMT, healthcare, fintech and consumer companies in the region. For more information, please visit DSAC.co.

Additional Information and Where to Find It

For additional information on the proposed business combination, see Duddell Street ’s Current Report on Form 8-K, which will be filed concurrently with this press release. In connection with the proposed business combination, Duddell Street intends to file relevant materials with the Securities and Exchange Commission (“SEC”), including a registration statement on Form S-4, which will include a proxy statement/prospectus of Duddell Street, and will file other documents regarding the proposed business combination with the SEC. Duddell Street’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials will contain important information about FiscalNote, Duddell Street and the proposed business combination. Promptly after the Form S-4 is declared effective by the SEC, Duddell Street will mail the definitive proxy statement/prospectus and a proxy card to each shareholder entitled to vote at the meeting relating to the approval of the business combination and other proposals set forth in the proxy statement/prospectus. Before making any voting or investment decision, investors and shareholders of Duddell Street are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed business combination. The documents filed by Duddell Street with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

Duddell Street and its directors and executive officers may be deemed participants in the solicitation of proxies from its shareholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in Duddell Street will be included in the proxy statement/prospectus for the proposed business combination when available at www.sec.gov. Information about Duddell Street’s directors and executive officers and their ownership of Duddell Street shares is set forth in Duddell Street’s prospectus, dated prospectus is October 28, 2020. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the source indicated above.

FiscalNote and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Duddell Street in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement/prospectus for the proposed business combination.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will,” “are expected to,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “pro forma,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding FiscalNote’s industry and market sizes, future opportunities for FiscalNote and Duddell Street, FiscalNote’s estimated future results and the proposed business combination between Duddell Street and FiscalNote, including pro forma market capitalization, pro forma revenue, the expected transaction and ownership structure and the likelihood, timing and ability of the parties to successfully consummate the proposed transaction. Such forward-looking statements are based upon the current beliefs and expectations of Duddell Street’s and FiscalNote’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond Duddell Street’s or FiscalNote’s control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. Except as required by law, Duddell Street and FiscalNote do not undertake any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Media

FiscalNote

Mike Stubbs

press@fiscalnote.com

Investors

ICR, Inc. for FiscalNote

Sean Hannan
IR@fiscalnote.com

Duddell Street Acquisition Corp.

Sam Joshi

IR@masocapital.com